Exhibit 99.1
News Release

Hi-Crush Partners LP Reports Fourth Quarter and Full-Year 2015 Results

•	4Q 2015 Revenues of $72 million vs. $131 million in 4Q 2014

•	4Q 2015 Adjusted EBITDA of $20 million vs. $45 million in 4Q 2014

•	4Q 2015 $0.30 basic and diluted earnings per limited partner unit

•	4Q 2015 $0.35 diluted adjusted earnings per limited partner unit, excluding impairments and other expenses

Houston, Texas, February 23, 2016 - Hi-Crush Partners LP (NYSE: HCLP), “Hi-Crush” or the “Partnership”, today reported fourth quarter and full year 2015 results. The limited partners' interest in net income was $11.2 million for the fourth quarter of 2015, resulting in basic and diluted earnings of $0.30 per limited partner unit. In the fourth quarter of 2015, the Partnership received a settlement payment of $22.5 million for past and future obligations under a customer contract. The settlement payment is non-recurring income and $10.2 million was recognized as other revenue related to make-whole payments and the remainder as other operating income. Net income, adjusted earnings before interest, taxes and depreciation and amortization (“Adjusted EBITDA”) and distributable cash flow each include the positive impact of the contract settlement payment.

The basic and diluted earnings per unit during the fourth quarter of 2015 was negatively impacted by $1.9 million of impairments and other expenses associated with the write-down of certain transload assets, as well as costs associated with reducing headcount. The limited partners' interest in adjusted net income, adjusted to exclude the impact of non-recurring items, was $13.2 million for the fourth quarter of 2015 and the diluted adjusted earnings were $0.35 per limited partner unit.

Non-cash charges represented $1.7 million of the $1.9 million of impairments and other expenses incurred during the fourth quarter of 2015. Excluding the non-cash portion of the impairments and other expenses, the Partnership reported Adjusted EBITDA of $19.7 million for the fourth quarter of 2015. Distributable cash flow attributable to the limited partners for the fourth quarter of 2015 was $15.7 million. No distributions to unitholders were declared for the fourth quarter as the Partnership continued its distribution suspension to conserve cash.

Revenues for the quarter ended December 31, 2015 totaled $72.1 million, including other revenues and payments of make-whole penalties, on sales of 1.2 million tons of frac sand. This compares to $81.5 million of revenues on sales of 1.4 million tons of frac sand in the third quarter of 2015. Approximately 52% of the volumes were sold in-basin for the fourth quarter of 2015, an increase from 49% in the third quarter of 2015. Average sales price per ton sold decreased to $52 per ton in the fourth quarter of 2015 from $57 per ton in the third quarter of 2015 and $67 per ton in the second quarter of 2015, reflecting continued pricing pressure as a result of the general slowdown in market activity, particularly for well completions.

Of the 1.2 million tons of frac sand sold during the fourth quarter of 2015, approximately 66% were produced and delivered from the Partnership's facilities, with the remainder being purchased from the sponsor's Whitehall facility. Contribution margin was $9.66 per ton in the fourth quarter of 2015, a decrease from the third quarter contribution margin of $14.00 per ton, or 31%, due primarily to the decrease in sales prices, particularly for sand sold FOB mine, as well as the impact of empty railcar storage costs.

“We benefited in the quarter from the contract settlement payment, but the fourth quarter was very challenging," said Robert E. Rasmus, Chief Executive Officer of Hi-Crush. “These difficult conditions have extended into the first quarter of 2016, and while pricing has not deteriorated further, it has not improved. We anticipate that the lower levels of activity we experienced late in the fourth quarter will continue at least through the first half of the year. Although, the trend forward into 2016 reflects the impact of further oil price declines with fewer wells being completed, we remain confident that the long-term fundamentals of the industry remain strong.”

For the full year 2015, the limited partners' interest in net income was $27.0 million, resulting in basic and diluted earnings of $0.73 per limited partner unit. The basic and diluted earnings per unit for the year was negatively impacted by $25.7 million of impairments and other expenses associated with the write-down of assets acquired from D&I Silica, LLC in June 2013, as well as costs associated with reducing headcount. The limited partners' interest in adjusted net income, adjusted to exclude the impact of these non-recurring items, was $52.6 million for the full year 2015 and the diluted adjusted earnings were $1.42 per limited partner unit.

Non-cash charges represented $24.8 million of the $25.7 million of impairments and other expenses incurred in the full year 2015. The remaining charges were related to severance, and costs associated with the realignment of development and operational priorities. Excluding the non-cash portion of the impairments and other expenses, the Partnership reported adjusted earnings before interest, taxes and depreciation and amortization (“Adjusted EBITDA”) of $81.9 million for 2015. Distributable cash flow attributable to the limited partners for 2015 was $67.5 million.

Revenues for the year ended December 31, 2015 totaled $339.6 million on sales of 5.0 million tons of frac sand, compared to revenues of $386.5 million on sales of 4.6 million tons of frac sand for the year ended December 31, 2014. Contribution margin averaged $18.28 per ton for the full year 2015, a decrease from the full year 2014 contribution margin of $37.34 per ton, or 51%, due primarily to the decrease in sales prices experienced throughout the year.

In November 2015, the Partnership announced the completion of an amendment to its Revolving Credit Facility Agreement. The amendment, among other things, includes a reduction in the commitment level from $150 million to $100 million, waives the compliance ratios through June 30, 2017 (the “Effective Period”), and establishes certain minimum quarterly EBITDA covenants.

“This quarter, we took additional steps to conserve cash through the idling of the Augusta production facility and additional transload facilities. We have continued our drive for cost reductions across the entirety of our business,” said Laura C. Fulton, Chief Financial Officer of Hi-Crush. “In addition, the agreement reached with our bank group provides us with flexibility through mid-2017. We are keenly focused on maintaining liquidity, while being opportunistic and strategic in our growth plans.”

As of December 31, 2015, the Partnership had $254.4 million of long-term debt outstanding, and was in compliance with the covenants defined in the Revolving Credit Facility Agreement.

The Partnership reiterated the guidance for 2016 capital expenditures in the range of $15-$25 million for the continued development of new distribution terminal facilities and the expansion of rail track at the Wyeville facility.

Since August 1, 2015, Hi-Crush has reduced operational and administrative staffing levels by approximately 23%, including reductions at the Augusta facility, transload and other facilities.

Conference Call
A conference call for investors will be held on Tuesday, February 23, 2016 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss Hi-Crush’s fourth quarter and year-end results of 2015. Hosting the call will be Robert E. Rasmus, Chief Executive Officer and Laura C. Fulton, Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-3982, or for international callers, (201) 493-6780. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13629122. The replay will be available until March 8, 2016.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush’s website at www.hicrushpartners.com in the Investors Relations-Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call. The slide presentation to be referenced on the call will also be on Hi-Crush’s website at www.hicrushpartners.com under the Investors Relations-Event Calendar and Presentations section.

Hi-Crush Partners LP filed with the Securities and Exchange Commission (the “SEC”) its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Form 10-K”) on February 23, 2016. An electronic copy of the Form 10-K (including these financial statements) is available on Hi-Crush’s website at www.hicrushpartners.com under the “Investors Relations” section, and also may be obtained through the SEC’s website at www.sec.gov. Interested parties also may receive a hard copy of the Form 10-K and these financial statements free of charge upon request to the secretary of our general partner at our principal executive offices. Our principal executive offices are located at Three Riverway, Suite 1350, Houston, Texas 77056, and our telephone number is (713) 980-6200.

Non-GAAP Financial Measures
This news release and the accompanying schedules include the non-GAAP financial measure of EBITDA, Adjusted EBITDA, Distributable Cash Flow, adjusted earnings per limited partner unit and contribution margin, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

We define EBITDA as net income plus depreciation, depletion and amortization and interest expense, net of interest income. We define Adjusted EBITDA as EBITDA, adjusted for any non-cash impairments of long-lived assets. We use distributable cash flow to evaluate whether we are generating sufficient cash flow to support distributions to our unitholders. We define distributable cash flow as Adjusted EBITDA less cash paid for interest expense, income attributable to non-controlling interests and maintenance and replacement capital expenditures, including accrual for reserve replacement, plus accretion of asset retirement obligations and non-cash unit based compensation. Distributable cash flow will not reflect changes in working capital balances. We define adjusted earnings per limited partner unit as earnings per limited partner unit, adjusted for the impact of non-recurring items.

We define contribution margin as total revenues less costs of goods sold excluding depreciation, depletion and amortization, and is used to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.

EBITDA, Adjusted EBITDA, Distributable Cash Flow, adjusted earnings per limited partner unit and contribution margin are presented as management believes the data provides a measure of operating performance that is unaffected by historical cost basis and provides additional information and metrics relative to the performance of our business.

About Hi-Crush
Hi-Crush is an integrated producer, transporter, marketer and distributor of high-quality monocrystalline sand, a specialized mineral that is used as a proppant to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves, which are located in Wisconsin, consist of "Northern White" sand, a resource that exists predominately in Wisconsin and limited portions of the upper Midwest region of the United States. Hi-Crush owns and operates the largest distribution network in the Marcellus and Utica shales, and has distribution capabilities throughout North America. For more information, visit www.hicrushpartners.com.

Forward-Looking Statements
Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “could,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the SEC, including those described under 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2015. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; and difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:
Investor Relations
ir@hicrushpartners.com
(713) 980-6270

Marc Silverberg, ICR Inc.
marc.silverberg@icrinc.com
(646) 277-1293

Unaudited Condensed Consolidated Statements of Operations
(Amounts in thousands, except per unit amounts)

	Three Months Ended
	December 31,
	2015	2014
Revenues	$72,077	$130,929
Cost of goods sold (including depreciation, depletion and amortization)	62,634	82,319
Gross profit	9,443	48,610
Operating costs and expenses:
General and administrative expenses	4,419	7,059
Impairments and other expenses	1,941	—
Accretion of asset retirement obligations	85	62
Other operating income	(12,310)	—
Income from operations	15,308	41,489
Other income (expense):
Interest expense	(4,127)	(3,110)
Net income	11,181	38,379
(Income) loss attributable to non-controlling interest	57	(251)
Net income attributable to Hi-Crush Partners LP	$11,238	$38,128
Earnings per limited partner unit:
Basic	$0.30	$0.85
Diluted	$0.30	$0.85

Consolidated Statements of Operations
(Amounts in thousands, except per unit amounts)

	Year Ended
	December 31,
	2015	2014 (a)
Revenues	$339,640	$386,547
Cost of goods sold (including depreciation, depletion and amortization)	261,371	225,984
Gross profit	78,269	160,563
Operating costs and expenses:
General and administrative expenses	22,365	26,346
Impairments and other expenses	25,659	—
Accretion of asset retirement obligations	336	246
Other operating income	(12,310)	—
Income from operations	42,219	133,971
Other income (expense):
Interest expense	(13,809)	(9,946)
Net income	28,410	124,025
Income attributable to non-controlling interest	(145)	(955)
Net income attributable to Hi-Crush Partners LP	$28,265	$123,070
Earnings per limited partner unit:
Basic	$0.73	$3.09
Diluted	$0.73	$3.00

(a) Financial information has been recast to include the financial position and results attributable to Hi-Crush Augusta LLC.

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Three Months Ended
	December 31,
	2015	2014
Reconciliation of distributable cash flow to net income:
Net income	$11,181	$38,379
Depreciation and depletion expense	2,239	2,277
Amortization expense	421	801
Interest expense	4,127	3,110
EBITDA	$17,968	$44,567
Non-cash impairments of long-lived assets	1,731	—
Adjusted EBITDA	$19,699	$44,567
Less: Cash interest paid	(3,076)	(2,698)
Less: Income attributable to non-controlling interest	57	(251)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(1,072)	(1,357)
Add: Accretion of asset retirement obligations	85	62
Add: Unit-based compensation	(2)	548
Distributable cash flow	$15,691	$40,871
Less: Distributable cash flow attributable to holders of incentive distribution rights	—	(8,157)
Distributable cash flow attributable to limited partner unitholders	$15,691	$32,714

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Year Ended
	December 31,
	2015	2014
Reconciliation of distributable cash flow to net income:
Net income	$28,410	$124,025
Depreciation and depletion expense	12,270	8,858
Amortization expense	2,620	5,186
Interest expense	13,809	9,946
EBITDA	$57,109	$148,015
Non-cash impairments of long-lived assets	24,792	—
Adjusted EBITDA	$81,901	$148,015
Less: Cash interest paid	(11,516)	(8,682)
Less: Income attributable to non-controlling interest	(145)	(955)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(4,733)	(5,001)
Add: Accretion of asset retirement obligations	336	246
Add: Unit-based compensation	2,983	1,470
Distributable cash flow	$68,826	$135,093
Adjusted for: Distributable cash flow attributable to Hi-Crush Augusta LLC, net of intercompany eliminations, prior to the Augusta Contribution (b)	—	(7,199)
Distributable cash flow attributable to Hi-Crush Partners LP	68,826	127,894
Less: Distributable cash flow attributable to holders of incentive distribution rights	(1,311)	(18,401)
Distributable cash flow attributable to limited partner unitholders	$67,515	$109,493

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(b)
The Partnership's historical financial information has been recast to consolidate Augusta for all periods presented. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recasted distributable cash flow earned during the periods prior to the acquisition by the Partnership on April 28, 2014 of substantially all of the remaining equity interests in Hi-Crush Augusta LLC (the "Augusta Contribution").

Consolidated Cash Flow Information
(Amounts in thousands)

	Year Ended
	December 31,
	2015	2014 (a)
Operating activities	$87,316	$104,370
Investing activities	(61,545)	(264,715)
Financing activities	(20,003)	144,383
Net increase (decrease) in cash	$5,768	$(15,962)

(a) Financial information has been recast to include the financial position and results attributable to Hi-Crush Augusta LLC.

Consolidated Balance Sheets
(Amounts in thousands, except unit amounts)

	December 31,
	2015	2014
Assets
Current assets:
Cash	$10,414	$4,646
Restricted cash	—	691
Accounts receivable	41,477	82,117
Inventories	27,971	23,684
Prepaid expenses and other current assets	4,504	4,081
Total current assets	84,366	115,219
Property, plant and equipment, net	276,455	241,325
Goodwill and intangible assets, net	45,524	66,750
Other assets	13,284	12,826
Total assets	$419,629	$436,120
Liabilities, Equity and Partners’ Capital
Current liabilities:
Accounts payable	$11,059	$24,878
Accrued and other current liabilities	6,340	12,248
Due to sponsor	1,325	13,459
Current portion of long-term debt	3,258	2,000
Total current liabilities	21,982	52,585
Long-term debt	251,137	198,364
Asset retirement obligations	7,066	6,730
Total liabilities	280,185	257,679
Commitments and contingencies
Equity and Partners’ capital:
General partner interest	—	—
Limited partner interests, 36,959,970 and 36,952,426 units outstanding, respectively	136,820	175,962
Total partners’ capital	136,820	175,962
Non-controlling interest	2,624	2,479
Total equity and partners' capital	139,444	178,441
Total liabilities, equity and partners’ capital	$419,629	$436,120

Unaudited Per Ton Operating Activity

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Sand sold (in tons)	1,209,171	1,481,914	5,003,702	4,584,811
Sand produced and delivered (in tons)	794,387	1,005,492	3,506,193	3,704,630
Contribution margin ($ in thousands)	$11,680	$51,266	$91,468	$171,191
Contribution margin per ton	$9.66	$34.59	$18.28	$37.34

Unaudited Net Income per Limited Partner Unit
(Amounts in thousands, except units and per unit amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
Weighted average limited partner units outstanding:	2015	2014	2015	2014
Basic	36,959,879	36,952,426	36,958,988	33,370,020
Diluted	37,151,769	37,033,443	37,150,878	35,783,540
Reconciliation of net income and the assumed allocation of net income under the two-class method for purposes of computing earnings per limited partner unit:

	Three Months Ended December 31, 2015
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of earnings in excess of distributions	—	11,238	11,238
Assumed allocation of net income	$—	$11,238	$11,238

Earnings per limited partner unit - basic		$0.30
Earnings per limited partner unit - diluted		$0.30

	Year Ended December 31, 2015
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$1,311	$42,502	$43,813
Assumed allocation of distributions in excess of earnings	—	(15,548)	(15,548)
Assumed allocation of net income	$1,311	$26,954	$28,265

Earnings per limited partner unit - basic		$0.73
Earnings per limited partner unit - diluted		$0.73
Reconciliation of adjusted earnings per limited partner unit to the most directly comparable GAAP financial measure:

	December 31, 2015
	Three Months Ended	Year Ended
Net income attributable to Hi-Crush Partners LP	$11,238	$28,265
Add: Impairments and other expenses	1,941	25,659
Adjusted net income attributable to Hi-Crush Partners LP	$13,179	$53,924

Adjusted earnings per limited partner unit - basic	$0.36	$1.42
Adjusted earnings per limited partner unit - diluted	$0.35	$1.42